EXHIBIT 10(hh)

CHURCHILL DOWNS INCORPORATED

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (“Agreement”) is made as of the 27th day of September, 2010, between Churchill Downs Incorporated, a Kentucky corporation, with its principal place of business at 700 Central Avenue, Louisville, Kentucky 40208 (“Company”), and Robert S. Evans (“Executive”).

WHEREAS, Company and Executive are parties to that certain employment agreement dated as of August 14, 2006, as amended by the First Amendment to Employment Agreement dated November 25, 2008 (collectively, the “Prior Employment Agreement”);

WHEREAS, Company and Executive have entered into the Amended and Restated Employment Agreement of even date herewith (the “Employment Agreement”);

WHEREAS, under the terms of the Employment Agreement the Executive is to receive certain grants of equity compensation as a consequence of his employment by Company;

WHEREAS, Company maintains the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan (the “Plan”) which was approved by shareholders of the Company at the 2007 Annual Meeting of Shareholders on June 28, 2007;

WHEREAS, the Plan provides for the granting of options to purchase shares of Company’s common stock, no par value per share in accordance with the terms and provisions thereof and the Executive is a person eligible for participation under the Plan;

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of Company at its meeting on September 23, 2010 authorized and directed Company to make an award of options to the Executive under the terms and conditions set forth in this Agreement; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of such award.

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings herein contained, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS.

a.	“Board” means Company’s Board of Directors.

b.	“Change in Control” shall have the meaning ascribed to such term in the Employment Agreement.

c.	“Code” means the Internal Revenue Code of 1986, as amended.

d.	“Common Stock” means Company’s common stock, no par value, or the common stock or securities of a Successor that have been substituted therefore pursuant to Section 10.

e.	“Company” means Churchill Downs Incorporated, a Kentucky corporation, with its principal place of business at 700 Central Avenue, Louisville, Kentucky 40208.

f.	“Disability” has the meaning ascribed to such term in the Employment Agreement.

g.	“Employment Agreement” has the meaning set forth in the recitals above.

h.	“Option Price” means the price to be paid for Common Stock upon the exercise of an option, in accordance with Section 3.

i.	“Executive’s Representative” means the personal representative of Executive’s estate, and after final settlement of Executive’s estate, the successor or successors entitled thereto by law.

j.	“Subsidiary” means any corporation that at the time an option is granted under the Plan qualifies as a subsidiary of Company as defined by Code Section 424(f).

k.	“Successor” means the entity surviving a merger or consolidation with Company, or the entity that acquires all or a substantial portion of Company’s assets or outstanding capital stock (whether by merger, purchase or otherwise).

2.	GRANT OF NON-QUALIFIED STOCK OPTION. Company hereby grants to the Executive the right and option to purchase from Company an aggregate of 180,000 shares of Common Stock (the “Options”), which Options are not intended to constitute an incentive stock option under Code §422.

3.	OPTION PRICE. The price to be paid for the Common Stock upon exercise of the Options is $35.19 (closing price of Company’s Common Stock as of the close of business on September 27, 2010).

4.	OPTION EXPIRATION. The Options shall expire, and cease to be exercisable, at the earlier of the following times:

a.	November 14, 2016; or

b.	ninety (90) days after Executive’s Termination of Employment (as defined in the Employment Agreement).

5.	VESTING OF OPTIONS.

a.	Vesting Period. No part of the Options may be exercised unless and until such Options or part thereof shall have become vested based upon the continuous employment of Executive after September 27, 2010. The Option shall vest and become exercisable over a three (3) year period as follows:

Number of Options to Vest	Vesting Date

7,500	September 30, 2010
15,000	December 31, 2010
15,000	March 31, 2011
15,000	June 30, 2011
15,000	September 30, 2011
15,000	December 31, 2011
15,000	March 31, 2012
15,000	June 30, 2012
15,000	September 30, 2012
15,000	December 31, 2012
15,000	March 31, 2013
15,000	June 30, 2013
7,500	August 14, 2013

In the event the Executive’s employment is terminated other than for Cause (as defined in the Employment Agreement), Disability (as defined in the Employment Agreement) or death, or if the Executive resigns for Good Reason (as defined in the Employment Agreement) for purposes of determining the vesting of Options under this Section 5, the Executive’s employment shall be considered to have continued until the last day of the calendar quarter in which his Termination of Employment occurs.

b.	Acceleration of Option Vesting. In the event of a Change in Control (as defined in the Employment Agreement) during the Employment Term (as defined in the Employment Agreement), fifty percent (50%) of the Options that shall not have theretofore become vested and non-forfeitable under Section 5(a) above, shall become vested and non-forfeitable immediately upon the occurrence of such Change in Control. The options that are subject to accelerated vesting pursuant to this Section 5(b) shall be taken pro rata from each tranche of then un-vested options and the remaining portion of such tranche shall vest according to the terms of this Agreement. If, during the 2-year period following such Change in Control during the Employment Term, (i) the Executive is terminated by Company other than for Cause (as defined in the Employment Agreement), Disability or death, or (ii) if the Executive voluntarily resigns for Good Reason all Options shall become non-forfeitable as of the date of such Termination of Employment and shall not be forfeited as a result of such termination.

6.

EXERCISE OF OPTIONS. To exercise an Option, Executive shall deliver to Company, or to a broker-dealer in the Common Stock with the original copy to Company, the following: [i] seven (7) day prior written notice specifying the number of shares as to which the Option is being exercised and, if determined by counsel for Company to be necessary, representing that such shares are being acquired for investment purposes only and not for purpose of resale or distribution; and [ii] payment by Executive, or the broker-dealer, of the Option Price for such shares in cash, or if the Committee in its discretion agrees to so accept, by delivery to Company of other Common Stock owned by Executive, or in some combination of cash and Common Stock acceptable to the Committee. At the expiration of the seven (7) day notice period, and provided that all conditions precedent contained in this Agreement are satisfied, Company shall, without transfer or issuance tax or other incidental expenses to Executive, deliver to Executive, at the offices of Company, a certificate or certificates for the Common Stock. If Executive fails to accept delivery of the Common Stock, Executive’s right to exercise the applicable portion of the Options shall terminate. The Options may be exercised in whole or in part at any time before its expiration. If payment of the Option Price is made in Common Stock, the value of the Common Stock used for payment of the Option Price shall be the fair market value of the Common Stock on the business day preceding the day written notice of exercise is delivered to Company. The fair market value of Common Stock shall be the closing price for the Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System, on the business day immediately preceding the date of grant. The Option Price shall be subject to adjustments in accordance with the provisions of Section 10.

7.	NONTRANSFERABILITY. The Options are not transferable other than by will or by the laws of descent and distribution. During Executive’s lifetime, the Options are exercisable only by Executive, and after Executive’s death, to the extent exercisable by Executive on the date of Executive’s death, by Executive’s Representative at any time before expiration of said Options. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option or levy or attachment or similar process not specifically permitted herein, shall be null and void and without effect.

8.	INVESTMENT REPRESENTATION. Upon demand by the Committee for such a representation, Executive or Executive’s Representative shall deliver to the Committee at the time of exercise a written representation that the shares to be acquired upon exercise of the Options are to be acquired for investment and not for resale or distribution. Upon such demand, delivery of such representation before delivery of Common Stock shall be a condition precedent to the right of Executive or Executive’s Representative to purchase Common Stock.

9.	COMPLIANCE WITH OTHER LAWS AND REGULATIONS. The grant and exercise of Options and the obligation of Company to sell and deliver shares under the Options shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Company shall not be required to issue or deliver certificates for shares of Common Stock before [i] the listing of such shares on any stock exchange or over-the-counter market, such as NASDAQ, on which the Common Stock may then be listed or traded, and [ii] the completion of any registration or qualification of any governmental body which Company shall, in it sole discretion, determine to be necessary or advisable.

10.	ADJUSTMENTS IN OPTIONS.

a.	In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution (or distribution on Common Stock of any security convertible into securities of Company), recapitalization, merger, consolidation, split-up, combination, subdivision, reclassification, exchange of shares or the like, the Committee shall make equitable adjustments in the Options so that the Options represent the same percentage of Company’s equity as was the case immediately prior to such change. Any new, additional or different securities to which the Executive shall be entitled in respect of the Options by reason of such adjustment shall be deemed to be subject to the same terms, conditions and restrictions of the Options so adjusted.

b.	In the event Company merges, consolidates or effects a share exchange with another entity, or all or a substantial portion of Company’s assets or outstanding capital stock are acquired (whether by merger, purchase or otherwise) by another entity (any such entity being hereafter referred to as the “Successor”) each of the Options shall automatically be converted into and replaced by options for shares of common stock, or such other class of securities having rights and preferences no less favorable than Company’s Common Stock, of the Successor, and the number of shares subject to the Options and the purchase price per share upon exercise of the Options shall be correspondingly adjusted, so that Executive shall have the right to purchase [a] that number of shares of common stock of the Successor that have a value equal, as of the date of the merger, conversion or acquisition, to the value, as of the date of the merger, conversion or acquisition, of the shares of Common Stock of Company theretofore subject to Executive’s Options, [b] for a purchase price per share that, when multiplied by the number of shares of common stock of the Successor subject to the Options, shall equal the aggregate exercise price at which Executive could have acquired all of the shares of Common Stock of Company theretofore optioned by Executive.

11.	TAX WITHHOLDING. Company shall have the right to: [i] withhold from any payment due to Executive or Executive’s Representative; or [ii] require the Executive or the Executive’s Representative to remit to Company; or [iii] retain cash or Common Stock otherwise deliverable to Executive or Executive’s Representative, in an amount sufficient to satisfy applicable tax withholding requirements resulting from the grant or exercise of the Options pursuant to this Agreement.

12.	NO RIGHTS AS SHAREHOLDER. Executive or Executive’s Representative shall have no rights as a shareholder with respect to Common Stock subject to the Options before the date of transfer to Executive of a certificate for such shares.

13.	NO RIGHTS TO CONTINUED EMPLOYMENT. Nothing contained in this Agreement nor any award herewith shall confer upon Executive any right with respect to continuance of employment by Company or Subsidiary nor interfere with the right of Company or Subsidiary to terminate Executive’s employment.

14.	NOTICES. Notices shall be deemed delivered if delivered personally or if sent by registered or certified mail to Company at its principal place of business, as set forth above, and to Executive at the address set forth above, or at such other address as either party may hereafter designate in writing to the other.

15.	SEVERABILITY. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity and enforceability of the remaining provisions of the Agreement, and such invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of the Agreement with the parties agreeing in such event to make all reasonable efforts to replace such invalid or unenforceable provision with a valid provision that will place the parties in approximately the same economic position as contemplated hereunder.

16.	BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, personal representatives, successors and assigns. Executive accepts the award of Options hereunder subject to all of the terms and conditions of this Agreement. Executive hereby agrees to accept as binding, conclusive and final all reasonable decisions and interpretations of the Committee upon any questions arising under this Agreement, including without limitation, the interpretation of the terms, conditions and restrictions applicable to the Options granted hereunder and the terms and conditions of this Agreement.

17.	GOVERNING LAW; JURISDICTION: SERVICE OF PROCESS. This Agreement shall be governed by the laws of the Commonwealth of Kentucky. Executive consents to the exclusive jurisdiction of the courts of the Commonwealth of Kentucky and of any federal court located in Jefferson County, Kentucky in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to or in connection with this Agreement, or any breach of this Agreement or any such document or instrument.

18.	ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof.

19.	AMENDMENT. This Agreement may not be amended, modified or supplemented except with the consent of the Committee and by written instrument duly executed by the Executive and Company.

20.	COUNTERPARTS AND SIGNATURES. This Agreement may be signed in counterparts, each of which shall be an original, with the effect as if the signatures thereto and hereto were upon the same instrument. Signatures conveyed by facsimile or PDF file shall constitute original signatures.

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IN WITNESS WHEREOF, Company and the Executive have executed and delivered this Agreement as of the date first above written.

CHURCHILL DOWNS INCORPORATED

By:	/s/ Leonard Coleman
Leonard Coleman,
Chair of the Compensation Committee of the Board of Directors (Authorized Representative)

EXECUTIVE:

By:	/s/ Robert L. Evans